99.2





MORGAN STANLEY ABS CAPITAL INC, TRUST 2003-HE3
MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-HE3

OFFICER'S CERTIFICATE
(Section 3.22 of the Pooling and Servicing Agreement)

Pursuant of Section 3.22 of the Pooling and Servicing
Agreement dated as of October 1,2003 (the "Agreement"), among MORGAN STANLEY ABS CAPTIAL I INC., as Depositor, CHASE
MANHATTAN MORTGAGE CORPORATION, as Servicer and Responsible
Party ("Accredited") and DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee, David E. Hertzel, General Counsel, Assistant Vice President and Assistant Secretary of Accredited, hereby states as follows (initially capitalized terms used herein and not otherwise defined have the same meanings as under the Agreement):


1. I am the duly elected, qualified and acting Assistant Secretary of Accredited.
2. A review of the activities of the Accredited during the preceding calendar year and of its performance under the Agreement has been made under my supervision.
3. To the best of my knowledge, based on such review, the Accredited has fulfilled all its obligations under the Agreement throughout such year.

EXECUTED as of the 15th day of March 2004.


/s/: David E Hertzel
David E Hertzel
GC, AVP & Ass't Sec'y